UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 19, 2014

American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05     Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On December 19, 2014, as part of the review by the Board of Directors (the “Board”) of American Apparel, Inc. (the “Company”) of the corporate governance and policies of the Company, the Board adopted a revised Code of Business Conduct and Ethics (“Revised Code”) that amended, restated, and replaced the prior Code of Ethics (“Prior Code”) applicable to the Company and its subsidiaries, effective as of January 1, 2015. The Revised Code applies to all directors, employees and officers, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Revised Code is intended to clarify, update or enhance the descriptions of the standards of conduct that are expected of all directors, officers and employees of the Company and its subsidiaries. The adoption of the Revised Code did not relate to or result in any waiver, explicit or implicit, of any provision of the Prior Code.

The description of the Revised Code contained in this report is qualified in its entirety by reference to the full text of the Revised Code, which will be made publicly available on the corporate governance page of the Company’s website at http://www.americanapparel.net/aboutus/investorrelations/corporategovernance/ prior to January 1, 2015. In addition, you may request a copy of the Revised Code free of charge by contacting our investor relations department at investors@americanapparel.net.

Item 8.01.     Other Events.

On December 22, 2014, the Company issued a press release announcing that the Co-Chairmen of the Board, Allan Mayer and David Danziger, had stepped down from such position and that Colleen B. Brown had been appointed as the new Chairperson of the Board.  Messrs. Mayer and Danziger will continue to serve as Members of the Board and will retain their positions as Chairs of the Compensation and Audit committees, respectively.  A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press release, dated December 22, 2014, of American Apparel, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: December 23, 2014	By:	/s/ Chelsea A. Grayson
		Name:	Chelsea A. Grayson
		Title:	General Counsel, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated December 22, 2014, of American Apparel, Inc.